EX-99.CH ACCT

Item 13(a)(4)

On December 15, 2017, the assets held by the Master Income ETF (the “Acquired Fund”) a series of ETF Series Solutions, were transferred to GraniteShares HIPS US High Income ETF (the “Acquiring Fund”) a series of GraniteShares ETF Trust (the “Trust”) through a reorganization. KPMG LLP (“KPMG”) serves as the independent auditors for the Trust since the Trust’s inception on March 16, 2017. As a result of the reorganization, KPMG became the auditor of the Acquiring Fund effective December 15, 2017.

The Acquired Fund commenced operations on January 06, 2015 (Commencement of Operations). From the Commencement of Operations through December 14, 2017, neither the Trust nor anyone on their behalf has consulted KPMG on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Acquired Fund’s financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said item 304).

Cohen & Company, Ltd (“Cohen”) ceased as the Acquired Fund independent registered public accounting firm upon the date of reorganization on December 15, 2017. During the period from the Commencement of Operations through December 14, 2017, Cohen reports on the Acquired Fund financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from the Commencement of Operations through December 14, 2017, there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements of the Acquired Fund for such period. During the period from the Commencement of Operations through December 14, 2017, there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that Cohen furnishes it with a letter addressed to the Securities and Exchange Commission stating whether Cohen agrees with the statements contained above. A copy of the letter from Cohen to the Securities and Exchange Commission is filed as an exhibit hereto.

March 13, 2019

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: GraniteShares HIPS US High Income ETF

File no. 811-23214

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of GraniteShares HIPS US High Income ETF dated March 13, 2019, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.